EXHIBIT 99.d.4.a


                                   EXHIBIT A*
                           SUBADVISORY AGREEMENT AMONG
                 ABERDEEN ASSET MANAGEMENT INC., ABERDEEN FUNDS
            AND ABERDEEN ASSET MANAGEMENT INVESTMENT SERVICES LIMITED

In the event that Subadviser is allocated a portion of a Fund to manage, for management services provided under this Subadvisory Agreement, the Subadviser would receive an annual fee paid monthly based on average daily net assets of the applicable Fund according to the following schedule:

Funds of the Trust                                           Advisory Fees
------------------                                           -------------
Aberdeen China Opportunities Fund                   0.625% on assets up to $500 million
                                                    0.600% on assets of $500 million but less than $2 billion
                                                    0.575% on assets of $2 billion and more

Aberdeen Developing Markets Fund                    0.525% on assets up to $500 million
                                                    0.500% on assets of $500 million but less than $2 billion
                                                    0.475% on assets of $2 billion or more

Aberdeen  International Equity Fund                 0.450% on assets up to $500 million
                                                    0.425% on assets of $500 million but less than $2 billion
                                                    0.400% on assets of $2 billion or more

Aberdeen Select Worldwide Fund                      0.450% on assets up to $500 million
                                                    0.425% on assets of $500 million but less than $2 billion
                                                    0.400% on assets of $2 billion or more

Aberdeen Global Utilities Fund                      0.350% on assets up to $500 million
                                                    0.325% on assets of $500 million but less than $2 billion
                                                    0.300% on assets of $2 billion or more

Aberdeen Core Plus Income Fund                      0.325% on assets up to $500 million
                                                    0.305% on assets of $500 million but less than $1 billion
                                                    0.285% on assets of $1 billion but less than $5 billion
                                                    0.255% on assets of $5 billion or more

Aberdeen Asia Bond Institutional Fund               0.400% on all assets

Aberdeen Global Fixed Income Fund                   0.250% on all assets
Aberdeen Global Small Cap Fund                      0.500% on all assets
Aberdeen International Equity Institutional Fund    0.500% on all assets

Aberdeen Emerging Markets Institutional Fund        0.36% on  all  assets



*As most recently approved at the June 9, 2009 Board Meeting.